Exhibit 99.1

xG Technology, Inc. Announces Closing of Public Underwritten Offering

Sarasota, Florida—July 20, 2016— xG Technology, Inc. (“xG” or the “Company”) (Nasdaq: XGTI, XGTIW), a leader in providing critical wireless communications for use in challenging operating environments, announced today that it has closed the previously announced public underwritten offering of its Units. The Company sold to the underwriters 7,300,000 Units, at a price of $0.685 per Unit, each of which consists of one share of its common stock and 1.25 of a warrant to purchase one share of its common stock at an exercise price of $0.685 per share. The Company also granted to the underwriters a 45-day option to acquire an additional 1,095,000 shares of common stock and/or warrants to purchase 1,368,750 shares of common stock to cover over-allotments. On July 15, 2016, the underwriters exercised their over-allotment option to purchase warrants to purchase 1,368,750 shares of common stock. The Company received approximately $4.44 million in net proceeds from the offering, including exercise of the over-allotment option, after deducting the underwriting discount and estimated offering expenses payable by the Company.

xG intends to use the net proceeds from this offering for general corporate purposes, including working capital, product development, partial reduction of liabilities, marketing activities, expanding its internal sales organization and further developing sales channels and other capital expenditures.

Roth Capital Partners acted as the sole book-running manager for the offering. Aegis Capital Corp. acted as co-lead manager for the offering.

The securities described above were offered by xG pursuant to a registration statement on Form S-1 (File No. 333-212254) previously filed with and subsequently declared effective by the Securities and Exchange Commission (the “SEC”) on July 14, 2016. A final prospectus relating to the offering was filed with the SEC on July 15, 2016 and is available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus relating to this offering may also be obtained from Roth Capital Partners, LLC, Equity Capital Markets, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660 at (800) 678-9147.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About xG Technology, Inc.

Founded in 2002, xG Technology has created a broad portfolio of intellectual property that enables always-available, always-connected and always-secure voice, broadband data and video communications. The company’s technology portfolio includes solutions marketed under xG’s xMax brand as well as under the brands of its business unit Integrated Microwave Technologies (IMT).

xMax is a patented all-IP software-defined cognitive radio network that delivers mission-assured wireless connectivity in any RF environment. xMax provides a solution to the challenges of interoperability, survivability and flexibility in expeditionary and critical communications networks. xMax can be deployed as fixed or mobile infrastructure to enhance and integrate seamlessly with legacy communications systems, both private and commercial. Access and priority can be controlled, and in the event of congestion, failure or denial of access to commercial networks, xMax provides a fully secure, scalable, private and highly resilient network for essential communications – all at zero bandwidth cost.

xMax incorporates advanced optimizing technologies that include spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and software defined radio (SDR). xMax offers key benefits for numerous industries worldwide, including military, emergency response and public safety, telemedicine, urban and rural wireless broadband, utilities, and critical infrastructure.

IMT further supports xG's military and public safety customers with its mission-critical wireless video solutions. IMT is a leader in advanced digital microwave systems and a provider of engineering, integration, installation and commissioning services serving the MAG (Military, Aerospace & Government), broadcast, and sports & entertainment markets.  IMT’s product lines include digital broadcast microwave video systems and compact microwave video equipment for licensed and license-free applications. More information on IMT can be found at www.imt-solutions.com.

Based in Sarasota, Florida, xG has over 100 patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market (symbol: XGTI) For more information, please visit www.xgtechnology.com

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For More Information:

Media Relations
Daniel Carpini
xG Technology
daniel.carpini@xgtechnology.com
(941) 953-9035

Investor and Analyst Relations
James Woodyatt
xG Technology
james.woodyatt@xgtechnology.com
(954) 572-0395